Exhibit 10.4

Award Agreement

Neptune Wellness Solutions Inc. (“Us”, “Our” or “Neptune”) hereby grants the following Award(s) to you subject to the terms and conditions of this Award Agreement (the “Agreement”), together with the provisions of Our Equity Incentive Plan (the “Plan”) in which you become a “Participant”, dated January 30, 2013, all the terms of which are hereby incorporated into this Agreement:

Name and Address of Participant:

Date of Grant:

Type of Award:

Total Number Granted:

Vesting Date(s):

Settlement Date: The Settlement Date shall be the date of separation from service, subject to the delay that may be required for certain U.S. taxpayers under Section 12.9 of the Plan.

1.

The terms and conditions of the Plan are hereby incorporated by reference as terms and conditions of this Agreement and all capitalized terms used herein, unless expressly defined in a different manner, have the meaning ascribed in the Plan.

2.

Each notice relating to the Award must be in writing and signed by the Participant or the Participant’s legal representative. All notices to Us must be delivered personally or by prepaid registered mail and must be addressed to Our Corporate Secretary. All notices to the Participant will be addressed to the principal address of the Participant on file with Us. Either the Participant or Us may designate a different address by written notice to the other. Any notice given by either the participant or Us is not binding on the recipient thereof until received.

3.

Nothing in the Plan, in this Agreement, or as a result of the grant of an Award to you, will affect Our right, or that of any Affiliates of Ours, to terminate your employment or term of office or engagement at any time for any reason whatsoever. Upon such termination, your rights to exercise the Award will be subject to restrictions and time limits, complete details of which are set out in the Plan.

4.

This Agreement and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Quebec and the federal laws of Canada applicable therein.

5.

The parties confirm that it is their wish that this Agreement, as well as any other documents relating to this Agreement, including notices, schedules and authorizations have been and shall be drawn up in English language only. Les signataires confirment leur volonté que la présente convention, de même que tous les documents s’y rattachant, y compris tout avis, annexe et autorisation, soient rédigés en anglais seulement.

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NEPTUNE WELLNESS SOLUTIONS INC.

By:

If you fail to complete and return this Agreement within fifteen (15) days of your receipt of the Agreement, Neptune reserves the right to revoke the crediting of the Awards granted to you under this Agreement.

I have read the foregoing Agreement and hereby accept the Award in accordance with and subject to the terms and conditions of the Agreement and the Plan. I have had the opportunity to review a copy of the Plan and agree to be bound by it and the terms of this Agreement. In the event of any conflict between the terms of the Plan and this Agreement, the terms of the Plan will govern and prevail. I understand that I am required to provide Neptune with all information (including personal information) Neptune requires to administer the Plan and I hereby consent to the collection of all such information by Neptune.

Date Accepted	Signature

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